SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 27, 2003

AMONG

CORE LABORATORIES N.V.,

CORE LABORATORIES LP,

THE LENDERS,

BANK ONE, NA
AS ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.
AS SYNDICATION AGENT

BANC ONE CAPITAL MARKETS, INC.
AS CO- LEAD ARRANGER AND SOLE BOOK RUNNER

AND

BANC OF AMERICA SECURITIES LLC.
AS CO-LEAD ARRANGER

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 27, 2003, among CORE LABORATORIES N.V., (the "Parent") a Netherlands limited liability company, CORE LABORATORIES LP, (the "US Borrower") a Delaware limited partnership (collectively, the "Borrowers"), the various financial institutions that are or may become parties hereto (collectively, the "Lenders"), and BANK ONE, NA, a national banking association having its principal office in Chicago, Illinois, as agent (in such capacity together with any successors thereto, the "Administrative Agent") for the Lenders, and as a letter of credit issuing bank (in such capacity together with any successors thereto, an "LC Issuer"), BANK OF AMERICA, N.A., a national banking association having its principal office in Charlotte, North Carolina, as syndication agent (in such capacity together with any successors thereto, the "Syndication Agent") for the Lenders, and as a letter of credit issuing bank (in such capacity together with any successors thereto, an "LC Issuer"), BANC ONE CAPITAL MARKETS, INC., as Co-Lead Arranger and Sole Bookrunner, and BANC OF AMERICA SECURITIES, LLC, as Co-Lead Arranger.

The parties hereto agree as follows:

WHEREAS, the Parent, Core Laboratories, Inc., a Delaware corporation ("Core Lab Inc."), Core Laboratories (U.K.) Ltd., a company organized under the laws of England and Wales (together with the Parent and Core Lab, Inc., the "1997 Borrowers"), Bankers Trust, as administrative agent, Bank of America, N.A., as syndication agent and letter of credit issuing bank, and certain banks (the "Original Banks") have heretofore entered into a Credit Agreement dated as of May 12, 1997, as amended by that certain Amended and Restated Credit Agreement dated as of June 18, 1997, and by that certain Amendment to Amended and Restated Credit Agreement dated as of July 22, 1999, and by that certain Second Amendment to Amended and Restated Credit Agreement dated as of November 29, 1999, and by that certain Third Amendment to Amended and Restated Credit Agreement dated as of May 2003 (as so amended, the "Amended and Restated Credit Agreement"), providing for commitments from the Original Banks to make revolving loans for the benefit of the 1997 Borrowers on the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers desire to amend and restate the Amended and Restated Credit Agreement in order to restructure, refinance and rearrange all indebtedness evidenced by and outstanding under the Amended and Restated Credit Agreement (such indebtedness the "Prior Indebtedness"), and to modify the commitments from the Original Banks, pursuant to which the Lenders will make Loans to the Borrowers and Letters of Credit will be issued by an LC Issuer under the several responsibilities of the Lenders for the account of the Borrowers from time to time prior to the Facility Termination Date; and

WHEREAS, the Lenders and the LC Issuers are willing, on the terms and subject to the conditions hereinafter set forth (including Article IV), to amend and restate the Amended and Restated Credit Agreement in order to restructure, refinance and rearrange all Prior Indebtedness and to modify the commitments and make such Loans to the Borrowers and issue and participate in Letters of Credit for the account of the Borrowers.

NOW, THEREFORE, the parties hereto agree that the Amended and Restated Credit Agreement is amended and restated in its entirety as follows:

  DEFINITIONS

  As used in this Agreement:

  "Acquisition" means any transaction, or any series of related transactions, with a value in excess of $1,000,000 in cash, stock, and other Property, consummated on or after the date of this Agreement, by which a Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

  "Administrative Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

  "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period.

  "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

  "Agreed Currency" means (i) Dollars or (ii) subject to the limitations set forth in Section 2.1, Euros.

  "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

  "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

  "Agreement" means this Second Amended and Restated Credit agreement, as it may be amended or modified and in effect from time to time.

  "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.5.

  "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

  "Amended and Restated Credit Agreement" has the meaning specified in the recitals to this Agreement.

  "Applicable Fee Rate" means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Aggregate Commitment at such time as set forth in the Pricing Schedule.

  "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

  "Approved Fund" means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

  "Approximate Equivalent Amount" of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time.

  "Arrangers" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, ("BOCM") in its capacity as Co-Lead Arranger and Banc of America Securities, LLC, and its successors, in its capacity as Co-Lead Arranger.

  "Article" means an article of this Agreement unless another document is specifically referenced.

  "Authorized Officer" means, as to any Person, the chief executive officer, the president, the chief financial officer, the chief operating officer, the Secretary, or the Treasurer of such Person, or any employee of such Person designated in writing as an Authorized Officer by the chief executive officer of such Person.

  "Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

  "Bank Group" means collectively, the Administrative Agent, the Syndication Agent, the LC Issuers and the Lenders.

  'Bank of America" means Bank of America, N.A., a national banking association having its principal office in Charlotte, North Carolina, in its individual capacity, and its successors.

  "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

  "Borrower" means either the Parent or the US Borrower.

  "Borrowers" has the meaning set forth in the introduction.

  "Borrowing Date" means a date on which an Advance is made hereunder.

  "Borrowing Notice" is defined in Section 2.9.

  "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the Euro is open for business), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

  "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of a Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles.

  "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

  "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

  "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business; (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, (v) repurchase agreements with respect to any of the foregoing with any commercial bank of the type referred to in clause (iv) above, and (vi) any mutual funds comprising investments referred to in clauses (i), (ii) and/or (iv) above; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency (other than the passage of time) regarding the payment of principal or interest.

  "Change in Control" means any of (i) the acquisition by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any Affiliate of the Parent) of thirty percent (30%) or more of the voting power of the outstanding shares of voting stock of the Parent, (ii) fifty percent (50%) or more of the members of the board of directors or other appropriate body of the Parent on any date shall not have been (a) members of the board of directors or other appropriate body of the Parent on the date 12 months prior to such date or (b) approved (by recommendation, nomination, election or otherwise) by Persons who constitute at least a majority of the members of the board of directors or other appropriate body of the Parent as constituted on the date 12 months prior to such date, (iii) all or substantially all of the assets of the Parent are sold in a single transaction or series or related transactions to any Person, (iv) the Parent merges or consolidates with or into any other Person, with the effect that immediately after such transaction the stockholders of the Parent immediately prior to such transaction hold less than a majority of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction or (v) the Parent shall cease to own or control, directly or indirectly, one-hundred percent (100%) of the stock of the US Borrower.

  "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

  "Commitment" means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrowers in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 14.3.3 or as otherwise modified from time to time pursuant to the terms hereof.

  "Computation Date" is defined in Section 2.2.

  "Consolidated Capital Expenditures" means, with reference to any period, the Capital Expenditures of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.

  "Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary non-cash losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary non-cash gains realized other than in the ordinary course of business, all calculated for the Parent and its Subsidiaries on a consolidated basis.

  "Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.

  "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.

  "Consolidated Net Worth" means at any time the consolidated stockholders' equity of the Borrowers and their Subsidiaries calculated on a consolidated basis as of such time.

  "Consolidated Total Indebtedness" means, at any time the total Indebtedness of the Borrowers and their Subsidiaries calculated on a consolidated basis as of such time.

  "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

  "Conversion/Continuation Notice" is defined in Section 2.10.

  "Credit Extension" means the making of an Advance or the issuance of a Facility LC hereunder.

  "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

  "Credit Party" means any of the Borrowers or the Guarantors, and in the case of a Borrower or Guarantor which is a partnership, any general partner of such partnership.

  "Derivatives" means, with respect to any Person, foreign exchange transactions and commodity, currency and interest rate swaps, floors, caps, collars, forward sales, options, other similar transactions and combinations of the foregoing.

  "Default" means an event described in Article VIII.

  "Dollar Amount" of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount in Dollars of such amount if such currency is any currency other than Dollars.

  "Dollars" and "$" shall mean the lawful currency of the United States of America.

  "Effective Date" means the date on which the conditions to the effectiveness set forth in Article IV are first satisfied.

  "Eligible Share Repurchases" is defined in Section 7.4(iii).

  "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

  "Equivalent Amount" of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

  "ERISA Affiliate" means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Parent, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrowers, (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Parent, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above or (iv) other Person required to be aggregated with the Borrowers pursuant to Section 414(o) of the Code.

  "Euro" and/or "EUR" means the lawful currency of the member states of the European Union.

  "Eurocurrency" means any Agreed Currency.

  "Eurocurrency Advance" means an Advance which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.

  "Eurocurrency Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, if any, plus (ii) the Applicable Margin.

  "Eurocurrency Reference Rate" means, with respect to a Eurocurrency Advance for the relevant Interest Period made in Agreed Currencies, the applicable British Bankers' Association LIBOR rate for deposits in the applicable Agreed Currency as appearing on the relevant Reuters screen as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period adjusted for Federal Reserve Board reserve requirements (other than the Reserve Requirement), if any, provided that, if the Administrative Agent determines that no such British Bankers' Association LIBOR rate is available, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent by averaging rates provided by two or more Reference Lenders, selected by the Administrative Agent, rounded to four (4) decimal places.

  "Eurocurrency Loan" means a Loan which, except as otherwise provided in Section 2.13, bears interest at the applicable Eurocurrency Rate.

  "Eurocurrency Payment Office" of the Administrative Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Administrative Agent specified as the "Eurocurrency Payment Office" for such currency in Schedule 3 hereto or such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to the Borrowers and each Lender as its Eurocurrency Payment Office.

  "Excepted Lien" is defined in Section 7.5.

  "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation, the Administrative Agent and each LC Issuer, taxes imposed on its total net income or gross receipts, and franchise taxes, or similar tax imposed on it, by (i) the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such LC Issuer or the Administrative Agent is incorporated or organized, (ii) the jurisdiction (or any political subdivision thereof) in which the Administrative Agent's, such LC Issuer's or such Lender's principal executive office or such Lender's applicable Lending Installation is located, (iii) any jurisdiction (or political subdivision thereof) of which the Administrative Agent, such LC Issuer or such Lender, as the case may be, is a citizen or resident, and (iv) any jurisdiction (or political subdivision thereof) in which the Administrative Agent, such LC Issuer or such Lender is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction.

  "Execution Date" means the date upon which this Agreement and the other Loan Documents shall have been executed by all of the Credit Parties and the Bank Group.

  "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

  "Facility Increase" is defined in Section 2.25.

  "Facility LC" means (i) any letter of credit as defined in Section 2.23.1 and (ii) each letter of credit outstanding on the Effective Date listed on Schedule 6 hereto which letters of credit will be deemed to be issued and outstanding under this Agreement as of the Effective Date.

  "Facility LC Application" is defined in Section 2.23.3.

  "Facility Termination Date" means June 26, 2006.

  "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

  "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

  "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

  "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.13, bears interest at the Floating Rate.

  "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

  "General Partner" means the general partner of the US Borrower.

  "Governmental Authority" means, with respect to any Person, any nation or government, any federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any court, tribunal, department, commission, board, bureau, instrumentality, agency, or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign or domestic that has jurisdiction over such Property or its Person.

  "Guarantor" means each of the Guarantors in its individual capacity.

  "Guarantors" means collectively, (i) the Parent (together with its successors and assigns) (ii) the US Borrower (together with its successors and assigns); (iii) Core Laboratories Sales N.V., a Netherlands Antilles limited liability company (together with its successors and assigns); (iv) Core Laboratories Canada Ltd., a Canadian corporation (together with its successors and assigns); (v) Saybolt LP, a Delaware limited partnership (together with its successors and assigns); and (vi) Owen Oil Tools LP, a Delaware limited partnership (together with its successors and assigns).

  "Guaranty" means a Guaranty substantially in the form of Exhibit F-1 or F-2, as the case may be, executed by a Guarantor in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

  "Highest Lawful Rate" means, as to any Lender, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, such Lender is then permitted to charge a Borrower on the Loans made to such Borrower or the other obligations of such Borrower hereunder, and as to any other Person, at the particular time in question, the maximum nonusurious rate of interest which, under applicable law, such Person is then permitted to charge with respect to the obligation in question. If the maximum rate of interest which, under applicable law, the Lenders are permitted to charge a Borrower on the Loans made to such Borrower or the other obligations of such Borrower hereunder shall change after the Execution Date, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrowers or any other Person.

  "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, including any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) any liability under any so-called "synthetic lease" transaction entered into by such Person, (ix) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (ix) Operating Leases, (x) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), (xi) liabilities in respect of Derivatives, (xii) Guaranties by such Person to the extent required pursuant to the definition thereof, and (xiii) any Indebtedness of another Person secured by a Lien on any asset of such first Person, whether or not such Indebtedness is assumed by such first Person; provided that if such Indebtedness is non-recourse, then the amount of such Indebtedness shall, for the purposes hereof, be the fair market value of the Property securing such Indebtedness.

  "Interest Period" means, with respect to a Eurocurrency Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrowers pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

  "LC Fee" is defined in Section 2.23.4.

  "LC Issuer" means either (i) Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as an issuer of Facility LCs hereunder or (ii) Bank of America (or any subsidiary or affiliate of Bank of America designated by Bank of America) in its capacity as an issuer of Facility LCs hereunder.

  "LC Issuers" means, collectively, both Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as an issuer of Facility LCs hereunder and Bank of America (or any subsidiary or affiliate of Bank of America designated by Bank of America) in its capacity as an issuer of Facility LCs hereunder.

  "LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

  "LC Payment Date" is defined in Section 2.23.5.

  "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns, and for avoidance of doubt, the term Lenders shall include the Swing Line Lender.

  "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent with respect to each Agreed Currency listed on Schedule 4 or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.19.

  "Leverage Ratio" has the meaning specified in Section 7.7.2.

  "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

  "Loan" means a Revolving Loan or a Swing Line Loan.

  "Loan Documents" means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.15, the Guaranties, the Subordination Agreement in the form of Exhibit G and the Contribution and Indemnity Agreement in the form of Exhibit H.

  "Material" means material in relation to the business, Property, or financial condition of the Parent and its Subsidiaries taken as a whole.

  "Material Adverse Effect" means a material adverse effect on (i) the business, Property, financial condition, results of operations, or prospects of the Parent and its Subsidiaries taken as a whole, (ii) the ability of a Credit Party to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents as against the Credit Parties.

  "Material Indebtedness" means Indebtedness in an outstanding principal amount of $5,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

  "Material Indebtedness Agreement" means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

  "Material Subsidiary" means each Guarantor and any Subsidiary with total revenue or total assets of five percent (5%) or greater of the consolidated total revenue or total assets, as the case may be, of the Parent and its Subsidiaries as reflected in the most recent financial statements required under Section 6.1(i) and 6.1(ii).

  "Moody's" means Moody's Investors Service, Inc.

  "Multiemployer Plan" means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA which is subject to Title IV of ERISA and to which the Borrowers or any ERISA Affiliate is obligated to make contributions.

  "Net Income" means, with reference to any period, consolidated net earnings of the Parent and its Subsidiaries for such period, determined in accordance with Agreement Accounting Principles.

  "Net Worth" means, for any Person as of any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) which would appear on a consolidated balance sheet of such Person and its Subsidiaries prepared as of such date in accordance with Agreement Account Principles.

  "Non-U.S. Lender" is defined in Section 3.5(iv).

  "Note" is defined in Section 2.15.

  "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents.

  "Officer" means, as to any Person, any officer, manager, member, partner or other similar individual.

  "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

  "Operating Lease Obligations" means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrowers and their Subsidiaries.

  "Other Taxes" is defined in Section 3.6(ii).

  "Other Benefit Plan" means any employee benefit plan, within the meaning of Section 3(3) of ERISA, employment or other compensation plan, program or contract, including, without limitation, a "cafeteria plan" under Section 125 of the Code, under any of which any Borrower or any Subsidiary of the Borrowers have any liability or obligation, but excluding any Pension Plan or Multiemployer plan.

  "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

  "Parent" has the meaning set forth in the introduction to this Agreement.

  "Participants" is defined in Section 14.2.1.

  "Payment Date" means the last Business Day of each quarter.

  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

  "Pension Plan" means any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, and in respect of which any Borrower or any ERISA Affiliate or Subsidiary is an "employer" as defined in Section 3(5) of ERISA or has any liability or obligations, but excluding any Multiemployer Plan.

  "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

  "Pricing Schedule" means the Schedule attached hereto identified as such.

  "Prime Rate" means a rate per annum equal to the prime rate of interest publicly announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

  "Prior Indebtedness" has the meaning set forth in the recitals.

  "Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

  "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

  "Purchasers" is defined in Section 14.3.1.

  "Reference Lenders" means Bank One and Bank of America.

  "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

  "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.23 to reimburse the LC Issuers for amounts paid by such LC Issuer in respect of any one or more drawings under any Facility LC.

  "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Pension Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

  "Required Lenders" means Lenders in the aggregate having at least a simple majority of the Aggregate Outstanding Credit Exposure; provided that if at any time there is no Aggregate Outstanding Credit Exposure, Required Lenders shall mean Lenders having at least a simple majority of the Aggregate Commitment; provided, further that at any time the outstanding Swing Line Loans are equal to or greater than fifty percent (50%) of the Aggregate Outstanding Credit Exposure, Required Lenders shall mean the Lenders having at least a simple majority of the Aggregate Commitment.

  "Requirement of Environmental Law" means the requirements of any applicable Environmental Law relating to or affecting a Person or the condition or operation of such Person's business or its Properties.

  "Requirement of Law" means, as to any Person, any applicable federal, state or local law, rule or regulation, permit or other binding determination of any Governmental Authority, whether foreign or domestic having jurisdiction over such Person or its Properties.

  "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

  "Restricted Disbursements" means, as to any Person, any of the following (other than Eligible Share Repurchases): (i) loan or advance to or investment in any other Person, or any commitment to make such a loan, advance or investment in any other Person; (ii) acquisition by such Person of or investments by such Person in the debt of or equity of, and any capital contribution (including capital contributions by transfer of assets or services) by such Person to, another Person; (iii) purchase, redemption or exchange of any shares of any class of capital stock of such Person or any options, rights or warrants to purchase any such stock or setting aside funds for any such purpose; (iv) declaration or payment of any dividends on shares of any class of capital stock of such Person (other than dividends payable in capital stock, or rights to acquire capital stock, of such Person); and (v) distribution to a sinking fund or other payment or distribution made to or for the benefit of any holders of the capital stock of such Person with respect to such capital stock (other than distributions payable in capital stock, or rights to acquire capital stock of such Person) or setting aside funds for any such purpose.

  "Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

  "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

  "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

  "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

  "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

  "Sole Book Runner" means Banc One Capital Markets, Inc., in its capacity as Sole Book Runner

  "Stated Rate" is defined in Section 2.24.

  "Subordinated Indebtedness" of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Required Lenders.

  "Subsidiary" of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Parent.

  "Substantial Portion" means, with respect to the Property of the Borrowers and their Subsidiaries, Property which represents more than ten percent (10%) of the consolidated assets the Parent and its Subsidiaries or Property which is responsible for more than ten percent (10%) of the consolidated net sales of the Parent and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Parent and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

  "Swing Line Borrowing Notice" is defined in Section 2.5.2.

  "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

  "Swing Line Lender" means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

  "Swing Line Loan" means a Loan made available to the Borrowers by the Swing Line Lender pursuant to Section 2.5.

  "Syndication Agent" has the meaning set forth in the introduction to this Agreement.

  "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

  "Transferee" is defined in Section 14.4.

  "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurocurrency Loan.

  "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

  "US Borrower" shall have the meaning set forth in the introduction to this Agreement.

  "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization one hundred percent (100%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

  The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

  THE CREDITS

    Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) participate in Facility LCs issued upon the request of the Borrowers and (ii) make Loans to the Borrowers in Agreed Currencies from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment, provided that (a) after giving effect to the issuance of each such Facility LC and the making of each such Loan, such Lender's Outstanding Credit Exposure shall not exceed its Commitment, and (b) all Loans shall (1) be made in Dollars, or (2) at the option of the Borrowers, in an aggregate Dollar Amount which at no time is in excess of $5,000,000 in the case of Loans made in Euros. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.23.

    Determination of Dollar Amounts; Required Payments; Termination. The Administrative Agent will determine the Dollar Amount of (i) each Advance that is to be made in Euros as of the date three Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and (ii) all outstanding Advances that have been made in Euros on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a "Computation Date" with respect to each Advance for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) exceeds the Aggregate Commitment, the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

    Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

    Types of Advances. The Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by a Borrower in accordance with Sections 2.9 and 2.10.

    Swing Line Loans.

      Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrowers from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, plus (ii) the Outstanding Credit Exposure made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender's Commitment at such time. All Swing Line Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

      Borrowing Notice. A Borrower requesting a Swing Line Loan shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate.

      Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XV. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to such Borrower on the Borrowing Date at the Administrative Agent's aforesaid address.

      Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrowers on or before the seventh (7th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the seventh (7th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XV. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrowers, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

    Commitment Fee; Reductions in Aggregate Commitment. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender's Commitment for the purpose of calculating the commitment fee due hereunder. The Borrowers may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $2,000,000 or any integral multiples of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least three Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder. For purposes of calculating the commitment fee hereunder, the principal amount of each Advance made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Advance as determined on the most recent Computation Date with respect to such Advance.

    Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in a minimum amount of $1,000,000 and in multiples of $200,000 if in excess thereof (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 and in multiples of $200,000 if in excess thereof, provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

    Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon two Business Days' prior notice to the Administrative Agent. The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.5 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $2,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances upon three Business Days' prior notice to the Administrative Agent.

    Method of Selecting Types and Interest Periods for New Advances. (i) The Borrowers shall select the Type of Advance. Depending on the Type of Advance selected by the Borrowers, the following options shall apply (a) in the case of an Advance denominated in Dollars (other than a Swing Line Loan), the Borrowers shall select whether the Loan will bear interest at (1) the Floating Rate plus the Applicable Margin, if any, or (2) the Eurocurrency Rate plus the Applicable Margin; (b) in the case of an Advance denominated in an Agreed Currency other than Dollars, the Loan shall bear the Eurocurrency Rate plus the Applicable Margin. (ii) The Borrowers shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan), two Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying (a) the Borrowing Date, which shall be a Business Day, of such Advance, (b) the aggregate amount of such Advance, (c) the Type of Advance selected, (d) in the case of an Advance denominated in Dollars, whether such Borrower selects clause (1) or (2) of Section 2.9(i)(a) above, and (e) in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

    Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

            each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (a) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (b) the Borrowers shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance (other than a Swing Line Loan); and

            each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (a) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (b) the Borrowers shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

            Subject to the terms of Section 2.7, the Borrowers may elect from time to time to convert all or any part of an Advance of any Type (other than a Swing Line Loan) into any other Type or Types of Advances (other than Swing Line Loans) denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrowers shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago time) of: (a) the relevant Business Day, in the case of a conversion into a Floating Rate Advance (other than a Swing Line Loan), (b) two Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or (c) three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

            the requested date, which shall be a Business Day, of such conversion or continuation, and the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued, and the duration of the Interest Period applicable thereto in the case of a conversion into or continuation of a Eurocurrency Advance.

    Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than noon, Chicago time, in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article XV and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Administrative Agent's Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent's Eurocurrency Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrowers at the Administrative Agent's aforesaid address. Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

    Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the Borrowers' selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9, 2.10 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurocurrency Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus two percent (2%) per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus two percent (2%) per annum, and (iii) the LC Fee shall be increased by two percent (2%) per annum, provided that, during the continuance of a Default under Section 8.7 or 8.8, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

    Method of Payment. Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent's address specified pursuant to Article XV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrowers, by noon (local time) on the date when due and shall (except (a) with respect to repayments of Swing Line Loans, and (b) in the case of Reimbursement Obligations for which an LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (x) with respect to Floating Rate Loans (other than a Swing Line Loan) and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (y) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrowers at the address of the Administrative Agent's Eurocurrency Payment Office for such currency. The Administrative Agent is hereby authorized to charge any account of the Borrowers maintained with Bank One or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder. Promptly following receipt by the Administrative Agent of payment for a Reimbursement Obligation, the Administrative Agent shall distribute such payment ratably to the LC Issuer or LC Issuers, as the case may be, in proportion to the percentage of the Reimbursement Obligations owed to such LC Issuer. Each reference to the Administrative Agent in this Section 2.14 shall also be deemed to refer, and shall apply equally, to the relevant LC Issuer, in the case of payments required to be made by the Borrowers to such LC Issuer pursuant to Section 2.23.6.

    Noteless Agreement; Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            The Administrative Agent shall maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender's share thereof.

            The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

            Any Lender may request that its Loans be evidenced by a promissory note (a "Note") substantially in the form of Exhibit E, or such other form as each Lender may reasonably require. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 14.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

    Telephonic Notices. The Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of either Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance (other than a Swing Line Loan) shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three month interval during such Interest Period. Interest and commitment fees for Eurocurrency Advances and LC Fees shall be calculated for actual days elapsed on the basis of a 360 day year. Interest and commitment fees for Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365-day, or where appropriate 366-day, year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is made prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from an LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each Reference Lender agrees to furnish timely information for the purpose of determining the Eurocurrency Rate.

    Lending Installations. Each Lender will book its Loans at the appropriate Lending Installation listed on Schedule 4 or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.19. Each Lender may book its participation in any LC Obligations and any LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrowers in accordance with Article XV, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

    Non-Receipt of Funds by the Administrative Agent. Unless the Borrowers or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrowers, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrowers, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrowers, the interest rate applicable to the relevant Loan.

    Replacement of Lender. If the Borrower is required pursuant to Section 3.1, 3.3 or 3.6 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.4 (any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 14.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.3 and 3.6, and (b) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.5 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

    Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrowers hereunder in the currency expressed to be payable herein (the "specified currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent's main Chicago office on the Business Day preceding that on which final, non-appealable, judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender, any LC Issuer or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender, such LC Issuer or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender, such LC Issuer or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender, such LC Issuer or the Administrative Agent (as the case may be) in the specified currency, the Borrowers agree, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender, such LC Issuer or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender, any LC Issuer or the Administrative Agent (as the case may be) in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 14.2, such Lender, such LC Issuer or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.

    Facility LCs.

      Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrowers; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance (collectively the, "Maturity Date"), provided, however, that any Facility LC may provide for the renewal thereof for additional Facility LC periods (which shall in no event extend beyond the fifth business day prior to the Facility Termination Date) unless the Issuer provides prior notice of non-renewal to the beneficiary.

      Participations. Upon the issuance or Modification by any LC Issuer of a Facility LC in accordance with this Section 2.23, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

      Notice. Subject to Section 2.23.1, the Borrowers shall give the LC Issuer being requested to issue or Modify a Facility LC notice prior to 10:00 a.m. (Chicago time) at least one Business Day prior to the proposed date of issuance or Modification of each such Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be reasonably satisfactory to such LC Issuer and that the Borrowers shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

      LC Fees. The Borrowers shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears each three month interval after such Facility LC is issued (the "LC Fee"). Following a Default, all LC Fees shall be increased by two percent (2%) per annum. The Borrowers shall also pay to each LC Issuers for its own account (a) a fronting fee of 0.125% of the face amount of each Facility LC of such LC Issuer payable, in arrears, on the last day of each quarter beginning with the first quarter after such Facility LC is issued, and (b) documentary and processing charges in connection with the issuance or Modification of and draws under such Facility LCs in accordance with such LC Issuer's standard schedule for such charges as in effect from time to time.

      Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, such LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrowers and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of such LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. Such LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.23.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

      Reimbursement by Borrowers. The Borrowers shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrowers nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrowers or such Lender to the extent, but only to the extent, caused by the willful misconduct or gross negligence of such LC Issuer. All such amounts paid by such LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of two percent (2%) plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Such LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.23.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrowers may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

      Obligations Absolute. The obligations of the Borrowers under this Section 2.23 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which a Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrowers further agree with the LC Issuers and the Lenders that neither LC Issuer nor any of the Lenders shall be responsible for, and the Borrowers' Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, any of their Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of such Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. Neither LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrowers agree that any action taken or omitted by either LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put any LC Issuer or any Lender under any liability to the Borrowers. Nothing in this Section 2.23.7 is intended to limit the right of the Borrowers to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.23.6.

      Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.23, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC. Nothing in this Section 2.23.8 is intended to limit the right of the Borrowers to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.23.6.

      Indemnification. The Borrowers hereby agree to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (excluding consequential damages) which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which such LC Issuer may incur by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any of the above-mentioned indemnified parties for any claims, damages, losses, costs or expenses to the extent, but only to the extent, such claims, damages, losses, costs or expenses were caused by the willful misconduct or gross negligence of such indemnified party.

      Lenders' Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or such LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.23 or any action taken or omitted by such indemnitees hereunder.

      [Intentionally Blank].

      Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

    Limitation of Interest. The Borrowers, the Administrative Agent, the LC Issuers and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.24 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.24, even if such provision declares that it controls. As used in this Section 2.24, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (i) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (ii) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrowers or any other Person be obligated to pay, or any Lender or any LC Issuer have any right or privilege to reserve, receive or retain, (iii) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of Texas or the applicable laws (if any) of the United States or of any other applicable state, or (iv) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.24, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Borrowers' obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit accounts (formerly Tex. Rev. Civ. Stat. Ann. Art. 5069, Ch. 15)) shall not apply to this Agreement or to any Loan, nor shall this Agreement or any Loan be governed by or be subject to the provisions of such Chapter 346 in any manner whatsoever.

    Increase Option. Notwithstanding the terms and limitations set forth in this Article II, upon the Execution Date or any time prior to the Facility Termination Date the Parent shall have the option to increase the Aggregate Commitment to an amount no greater than $125,000,000 (the "Facility Increase"), cumulative of all outstanding Credit Extensions, subject to the following terms and conditions:

            No Lender is obligated to commit to all or any portion of the proposed Facility Increase.

            At the time Parent requests the Facility Increase, there shall be and shall have been no Default or Unmatured Default.

            Parent may offer participation in the Facility Increase to the Lenders or any third party financial institutions approved, in writing, by both the Administrative Agent and the Parent.

            The applicable sublimits available for Swing Line Loans and Facility LCs will not be increased by any approved Facility Increase.

            An approved Facility Increase shall increase only the Dollar amount of the facility, and the limitations set forth in Section 2.1 regarding the availability of Loans in Agreed Currencies other than Dollars will not be increased by any approved Facility Increase.

  YIELD PROTECTION; TAXES

    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            subjects any Lender or any applicable Lending Installation or any LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participation therein (except for changes in the rate of tax on the overall net income or gross receipts of such Lender or any applicable Lending Installation imposed by the jurisdiction in which such Lender's principal executive office or applicable Lending Installation is located), or imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro), or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurocurrency Loans, Facility LCs or participation therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans, Facility LCs or participation therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro, but excluding any such increased costs that are already excluded in the determination of the applicable Eurocurrency Rate) or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Eurocurrency Loans, Commitment, Facility LCs or participation therein, then, within thirty (30) days of demand by such Lender or such LC Issuer, as the case may be, the Borrowers shall pay such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received.

    [Intentionally Blank].

    Changes in Capital Adequacy Regulations. If a Lender or an LC Issuer determines the amount of capital required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer, or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change, then, within thirty (30) days of demand by such Lender or such LC Issuer, the Borrowers shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender's or such LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any LC Issuer or any corporation controlling any Lender or any LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

    Availability of Types of Advances. If any Lender determines in good faith that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine in good faith that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.5.

    Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the Borrowers for any reason other than default by the Lenders, the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

    Taxes. All payments by a Borrower to or for the account of any Lender, or any LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, or any LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.6) such Lender, or such LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

            In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

            Each Borrower hereby agrees to indemnify the Administrative Agent, each LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.6) paid by the Administrative Agent, such LC Issuer or such Lender as a result of its Commitment, any Loans made by it hereunder, any Facility LC issued hereunder or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, such LC Issuer or such Lender makes demand therefor pursuant to Section 3.7.

            If a Lender shall have received a refund of any Taxes paid by a Borrower pursuant to this Section 3.6 by reason of the fact that such Taxes were not correctly or legally asserted, such Lender shall within ninety (90) days after receipt of such refund pay to such Borrower the amount of such refund along with any interest actually received by such Lender thereon, if any; provided, however, that such payments shall be required only to the extent such Lender can determine, in its good faith judgment, that such refund is attributable to payments made by or on behalf of such Borrower; and provided, further, that no Lender shall have any obligation under this Agreement to claim or otherwise seek to obtain any such refund, but agrees to use reasonable efforts to assist a Borrower in doing so.

            Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten (10) Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrowers and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrowers or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

            For any period during which a Non-U.S. Lender has failed to provide the Borrowers with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.6 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

            Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

            If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.6(viii) shall survive the payment of the Obligations and termination of this Agreement.

    Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.3 and 3.6 or to avoid the unavailability of Eurocurrency Advances under Section 3.4, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.3, 3.5 or 3.6, which amounts shall be calculated in good faith in a manner generally consistent with such Lender's standard practice. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable within thirty (30) days after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 3.1, 3.3, 3.5 and 3.6 shall survive payment of the Obligations and termination of this Agreement. Failure or delay on the part of any Lender or any LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or such LC Issuer's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an LC Issuer for any obligations under Sections 3.1, 3.3, 3.5 and 3.6 incurred more than one hundred eighty (180) days prior to the date that such Lender or such LC Issuer, as the case may be, notifies the Borrower of any amounts due pursuant to such Sections.

  CONDITIONS PRECEDENT

    Initial Credit Extension. The Lenders' obligation to make the initial Credit Extension hereunder is subject to the Administrative Agent having received on or before the date of such initial Credit Extension all of the following documents, each in form and substance satisfactory to the Administrative Agent and in such number of counterparts as may be reasonably requested by the Administrative Agent and determined that all of the following conditions precedent have otherwise been satisfied:

        The following Loan Documents duly executed by the Persons indicated below:

          this Agreement executed by each Borrower and each member of the Bank Group, and the Guaranties executed by each Guarantor in the form of Exhibit F, or in the case of the Parent's Guaranty, Exhibit F-2.

        A certificate of the secretary or an assistant secretary of the Parent certifying, inter alia, (1) to the extent required under the jurisdiction of its formation, true and correct copies of resolutions adopted by the board of directors or other appropriate body of the Parent (A) authorizing the execution, delivery and performance by the Parent of the Loan Documents to which it is or will be a party and the consummation of the transactions contemplated thereby, (B) authorizing Officers of the Parent to negotiate the Loan Documents on behalf of the Parent, (C) authorizing Officers of the Parent to execute and deliver the Loan Documents and any related documents, including, without limitation, any agreement or security document contemplated by this Agreement, and (D) authorizing the Eligible Share Repurchase and (2) the incumbency and, if such Officer is an individual, specimen signatures of the Officers of the Parent executing any Loan Documents to which it is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Parent.

        Extracts from the Dutch Commercial Register or other certificates of appropriate public officials as to the existence and good standing of the Parent in its jurisdiction of organization.

        A certificate of the secretary or an assistant secretary of the General Partner certifying, inter alia, true and correct copies of resolutions executed by the partners of the US Borrower (A) authorizing the execution, delivery and performance by the US Borrower of the Loan Documents to which it is a party and the Credit Extensions to be made thereunder and the consummation of the transactions contemplated thereby, (B) authorizing the General Partner to negotiate the Loan Documents on behalf of the US Borrower, and (C) authorizing the General Partner to execute and deliver on behalf of the US Borrower the Loan Documents and any related documents, including, without limitation, any agreement or security document contemplated by this Agreement.

        A certificate of the secretary or an assistant secretary of the General Partner certifying true and correct copies of the articles of incorporation and bylaws (or other similar charter documents) of the General Partner which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the US Borrower.

        Certificates of appropriate public officials as to (1) the existence of the US Borrower, and (2) the existence and good standing of the General Partner, in each case in its jurisdiction of organization.

        A certificate of the secretary or an assistant secretary of each Guarantor certifying, inter alia, (1) to the extent required under the jurisdiction of its formation, true and correct copies of resolutions adopted by the board of directors or other appropriate body of such Person (A) authorizing the execution, delivery and performance by such Person of the Loan Documents to which it is or will be a party and the consummation of the transactions contemplated thereby, and (B) authorizing Officers of such Person to execute and deliver the Loan Documents to which it is or will be a party and any related documents, including, without limitation, any agreement contemplated by this Agreement and (2) the incumbency and, if such Officer is an individual, the specimen signatures of the Officers of such Person executing any Loan Documents to which it is a party.

        A certificate, signed by the chief financial officer or Treasurer of each Borrower, stating that on the initial Credit Extension Date the conditions specified in Section 4.2 have been satisfied and that no Default or Unmatured Default has occurred and is continuing.

        Favorable written legal opinions in substantially the form of Exhibit A.

        Any Notes requested by a Lender pursuant to Section 2.15 payable to the order of each such requesting Lender.

        If the initial Credit Extension will be, or includes, the issuance of a Facility LC, a properly completed Facility LC Application.

        The Administrative Agent shall have determined that prior to the Execution Date, there is an absence of material adverse change in the Parent's financial condition and operations as reflected in the Parent's consolidated financial statements as of December 31, 2002 previously delivered to the Administrative Agent.

        Payment to the Administrative Agent and the Lenders of the fees due to them as of such date under the Loan Documents.

        Subordination Agreements reasonably satisfactory to the Administrative Agent subordinating all intercompany indebtedness among the Credit Parties to the Obligations in the form of Exhibit G.

        Contribution and Indemnity Agreements among the Guarantors apportioning the rights and obligations of each Guarantor in the form of Exhibit H.

        Such other documents as the Administrative Agent or its counsel may have reasonably requested.

    Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

            There exists no Default or Unmatured Default.

            The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

  Each Borrowing Notice, or Swing Line Borrowing Notice or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

  REPRESENTATIONS AND WARRANTIES

  The Borrowers each represent and warrant to the Bank Group that:

    Existence and Standing. Each of the Borrowers and their respective Subsidiaries is a corporation, limited partnership, limited liability company or other Person duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite authority to conduct its business and is duly qualified or licensed to transact business as a foreign corporation, limited partnership, limited liability company or other Person and in good standing under the laws of each jurisdiction in which the conduct of its operations or the ownership or leasing of its properties requires such qualification or licensing, except where failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.

    Authorization and Validity. Each Credit Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Credit Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which any Credit Party is a party constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

    No Conflict; Government Consent. Neither the execution and delivery by each Credit Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Credit Party or any of its Subsidiaries or (ii) such Credit Party's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Credit Party or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Credit Party or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, except, in the case of clauses (i) through (iii), to the extent that such violation could not reasonably be expected to have a Material Adverse Affect. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Credit Party or any of its Subsidiaries, is required to be obtained by such Credit Party or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Credit Party of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, except, in each case, to the extent that the failure to obtain such order, consent, adjudication, approval, license, authorization, validation, exemption or other action or to make such filing, recording or registration could not reasonably be expected to have a Material Adverse Effect.

    No Defaults or Violations of Law. No Default or Unmatured Default has occurred and is continuing. No default (or event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default) has occurred and is continuing with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which any Borrower or its Subsidiaries is a party or by which any of them or their Properties is bound, except for such defaults that could not reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries is in violation of any applicable Requirement of Law except for such violations that could not reasonably be expected to have a Material Adverse Effect.

    Financial Statements. The December 31, 2002 consolidated financial statements of the Parent and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

    Material Adverse Change. Since December 31, 2002 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries on a consolidated basis which could reasonably be expected to have a Material Adverse Effect.

    Taxes. Each Borrower has filed, and has caused each Material Subsidiary to file, all federal, state and local tax returns and other reports and all other tax returns required to be filed, whether in the United States or in any foreign jurisdiction, that such Borrower and each such Material Subsidiary is required by law to file and have paid all taxes and other similar charges that are due and payable pursuant to such returns and reports, except (a) to the extent any of the same are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, and with respect to which adequate reserves have been set aside on the books of such Person in accordance with Agreement Accounting Principles, or (b) to the extent the failure to file such tax returns or to pay such taxes or other similar charges could not reasonably be expected to have a Material Adverse Effect.

    Litigation and Contingent Obligations. Except as set forth on Schedule 5, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their Officers, threatened in writing against either Borrower or any Material Subsidiary which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect or (ii) is set forth on Schedule 5, the Borrowers and their Subsidiaries have no Material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.5.

    Subsidiaries. Schedule 1 contains an accurate list of all the Material Subsidiaries of the Borrowers as of the date of this Agreement, and Schedule 1 sets forth the respective jurisdictions of organization of such Material Subsidiaries and the percentage of their respective capital stock or other ownership interests owned by the Borrowers and their other Subsidiaries.

    ERISA. The US Borrower and each ERISA Affiliate have operated and administered each Pension Plan and Other Benefit Plan in compliance with all applicable laws, except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the US Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA); and no event, transaction or condition has occurred or exists or is threatened that could reasonably be expected to result in the incurrence of any such liability by the US Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the Properties of the US Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as could not be reasonably expected to have a Material Adverse Effect.

            The present value of the aggregate benefit liabilities under each Pension Plan subject to Title IV of ERISA, determined as of the end of such Pension Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities by an amount that is Material. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in Section 3 of ERISA.

            The US Borrower and its ERISA Affiliates do not currently have any liability or obligation with respect to any Material liabilities (and are not subject to Material contingent withdrawal liabilities) under section 4201, 4204 or 4243 of ERISA with respect to any Multiemployer Plan.

            The expected post-retirement benefit obligation (determined as of the last day of the US Borrower's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the US Borrower and its ERISA Affiliates is not Material.

    Plan Assets. Neither Borrower is an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Sec 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code). Each Borrower is an "operating company" as defined in 29 C.F.R 2510-101 (c).

    Accuracy of Information. No information, exhibit or report furnished by the Parent or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or, when such statement is considered with all other written statements furnished to the Administrative Agent or the Lenders in that connection, omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, provided that financial information furnished to the Administrative Agent or to any Lender in that connection with respect to the Parent's and the Subsidiaries' projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Parent and such Subsidiaries to be reasonable in all Material respects at the time made.

    Use of Proceeds. Each Borrower's uses of the proceeds of the Loans made to it, and of the Facility LCs are, and will continue to be, legal and proper corporate uses, and such uses do not violate and are otherwise consistent with the terms of the Loan Documents, including, without limitation, Section 6.2, and all Requirements of Law (including Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System).

    Regulation U. Margin stock (as defined in Regulation U) constitutes less than twenty-five percent (25%) of the value of those assets of the Borrowers and their Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

    Material Agreements. Neither the Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

    Ownership of Properties. Except as set forth on Schedule 2, on the date of this Agreement, each Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 7.5, to all of the Property and assets reflected in such Borrower's most recent consolidated financial statements provided to the Administrative Agent as owned by such Borrower and its Subsidiaries, except to the extent that the failure to have such good title (free of all Liens other than those permitted by Section 7.5) could not reasonably be expected to have a Material Adverse Effect.

    Patents and Intellectual Property. Each Borrower and its Subsidiaries have obtained all Material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, that are necessary for the operation of their businesses taken as a whole as presently conducted, except to the extent that the failure to obtain such patents, trademarks, service marks, trade names, copyrights, licenses or other rights could not reasonably be expected to have a Material Adverse Effect.

    Environmental Matters. Neither Borrower nor any Subsidiary is in violation of any Environmental Law to the extent that such violation could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

    Investment Company Act. Neither Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

    Public Utility Holding Company Act. Neither Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    Labor Relations. Neither Borrower nor any of its respective Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Borrower or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower or any of its Subsidiaries or, to the best of any Borrower's knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Borrower or any of its Subsidiaries or, to such Borrower's knowledge, threatened in writing against any Borrower or any of its Subsidiaries and (iii) no union representation petition existing with respect to the employees of any Borrower or any of its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as could not reasonably be expected to have a Material Adverse Effect.

    Credit Parties as Percentage of Consolidated Entity. As of the Execution Date, the Credit Parties have at least sixty percent (60%) of the total assets and total revenues of the Parent and its Subsidiaries on a consolidated basis.

  COVENANTS

  During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

    Financial Reporting. The Parent will maintain, for itself and its Subsidiaries, on a consolidated basis, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Administrative Agent:

            Within one hundred twenty (120) days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted accounting principles and required or approved by Parent's independent certified public accountants) audit report certified by an independent certified public accounting firm of national recognized standing, prepared in accordance with Agreement Accounting Principles on a consolidated and, with respect only to the Borrowers, consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss, and a statement of cash flows, accompanied by any management letter prepared by said accountants.

            Within sixty (60) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and, with respect only to the Borrowers, consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer or Treasurer.

            Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer or Treasurer showing in reasonable detail the calculations necessary to determine compliance with the financial covenants set forth in Section 7.7 of this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

            Promptly, if the Parent shall dispute any formal report or "management letter" submitted to the Parent by its independent accountants in connection with any annual, interim or special audit made by it of the books of the Parent, a notice of such dispute setting forth in reasonable detail the nature of and reasons for such dispute and attaching a copy of such report or "management letter".

            As soon as possible and in any event within ten (10) days after a Borrower knows that any Reportable Event has occurred with respect to any Pension Plan (to the extent that such Reportable Event could reasonably be expected to have a Material Adverse Effect) a statement, signed by the chief financial officer or Treasurer of such Borrower, describing said Reportable Event and the action which such Borrower proposes to take with respect thereto.

            As soon as reasonably possible and in any event within ten (10) Business Days after a Borrower or any of its Subsidiaries becomes aware thereof, written notice from an Authorized Officer of such Borrower of (a) any violation of, noncompliance with, or remedial obligations under, Requirements of Environmental Laws that could reasonably be expected to have a Material Adverse Effect, (b) any release or threatened release affecting any Property owned, leased or operated by a Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, (c) the amendment or revocation of any permit, authorization, registration, approval or similar right that could reasonably be expected to have a Material Adverse Effect or (d) changes to Requirements of Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

            Promptly upon the furnishing thereof to the shareholders of the Parent, copies of all financial statements, reports and proxy statements so furnished.

            Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Parent files with the Securities and Exchange Commission.

            As soon as reasonably possible and in any event within ten (10) Business Days after a Borrower or any of its Subsidiaries becomes aware thereof, written notice from a Authorized Officer of such Borrower of (a) the institution of any action, suit, proceeding, governmental investigation or arbitration by any Governmental Authority or other Person against or affecting such Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect and that has not been previously disclosed in writing to the Bank Group pursuant to this Section 6.1 or (b) any development in any action, suit, proceeding, governmental investigation or arbitration previously disclosed to the Bank Group pursuant to this Section 6.1, to the extent that such development could reasonably be expected to have a Material Adverse Effect.

            Promptly, and in any event within ten (10) Business Days after becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that a Borrower or an ERISA Affiliate proposes to take with respect thereto: (a) with respect to any Pension Plan, any Reportable Event (to the extent that such Reportable Event could reasonably be expected to have a Material Adverse Effect), for which notice thereof has not been waived pursuant to applicable regulations as in effect on the date hereof; or (b) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by a Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, in each case, to the extent that the taking of such steps by the PBGC, or any such threat by PBGC to institute such proceedings, or the Borrower's or such ERISA Affiliates' receipt of such a notice, could reasonably be expected to have a Material Adverse Effect; or (c) any event, transaction or condition that could result in the incurrence of any Material liability by a Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of Material rights, properties or assets of a Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions; or (d) the inability or failure of a Borrower or any ERISA Affiliate to make timely any payment or contribution to or with respect to any Pension Plan, Multiemployer Plan or Other Benefit Plan, if such failure, either separately or together with all other such failures, could reasonably be expected to be Material; or (e) any event with respect to any Pension Plan, Multiemployer Plan and/or Other Benefit Plan, individually or in the aggregate, that could reasonably be expected to result in a Material liability.

            Within sixty (60) days of the end of each fiscal quarter ending March 31st, June 30th and September 30th and within one hundred twenty (120) days of the fiscal quarter ending December 31st, a schedule by each Material actively operating legal entity listing no less than seventy-five percent (75%) of the combined aggregate total assets and total revenues of the Parent and its Subsidiaries.

            Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

    Use of Proceeds. The Borrowers will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to refinance indebtedness existing as a result of the Amended and Restated Credit Agreement, to finance working capital, capital expenditures, and other general corporate purposes including acquisitions and share repurchases. The Borrowers will not, nor will they permit any Subsidiary to, use any of the proceeds of the Credit extensions to purchase or carry any "margin stock" (as defined in Regulation U) other than Eligible Share Repurchases.

    Notice of Default. Promptly after the Borrowers and/or the Subsidiaries become aware thereof, the Borrowers will, and will cause each Subsidiary to, give written notice to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

    Conduct of Business. The Borrowers will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in each case, to the extent that the failure to perform such actions could not reasonably be expected to have a Material Adverse Effect.

    Taxes; Claims. The Borrowers will pay and discharge, and will cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon such Person or upon its income or profits, or upon any Properties belonging to such Person, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any Properties of such Person, other than (i) any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and with respect to which adequate reserves are set aside on the books of such Person in accordance with Agreement Accounting Principles, or (ii) if the failure to file such tax returns or to pay such taxes, assessments, or governmental charges or levies could not reasonably be expected to have a Material Adverse Effect.

    Insurance. The Borrowers will, and will cause each Material Subsidiary and each other Credit Party to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrowers will furnish to any Lender upon request full information as to the insurance carried.

    Existence. The Borrowers will preserve and maintain, and will cause each Subsidiary to preserve and maintain, its existence, rights, franchises and privileges in the jurisdiction of its incorporation or organization, and qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is material to the business and operations of such Person or the ownership or leasing of the Properties of such Person except to the extent, in each case (a) that a Subsidiary merges or consolidates in compliance with Section 7.2 or otherwise ceases to be a Subsidiary of any Borrower if such cessation is permitted under this Agreement or (b) that except as provided in the foregoing clause (a), the failure to perform such actions could not reasonably be expected to have a Material Adverse Effect.

    Compliance with Laws. The Borrowers will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, the Borrowers shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Environmental Laws, operate Properties and conduct its business in accordance with good environmental practices, and handle, treat, store and dispose of hazardous materials or solid waste in accordance with such practices, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

    Maintenance of Properties. The Borrowers will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.

    Inspection. Upon at least one (1) Business Day advance notice, each Borrower will, and will cause each Material Subsidiary to, permit the Administrative Agent, the LC Issuers and the Lenders, by their respective representatives and agents, to inspect, during regular business hours, any of the Property, books and financial records of such Borrower and each Material Subsidiary, to examine and make copies of the books of accounts and other financial records of such Borrower and each Material Subsidiary, and to discuss the affairs, finances and accounts of such Borrower and each Material Subsidiary with, and to be advised as to the same by, their respective Officers at such reasonable times and intervals as the Administrative Agent, any LC Issuer or any Lender may designate, it being understood that all such information shall be subject to the provisions of Section 10.11 hereof and shall not be used in any way that could violate applicable law, including, without limitation, any applicable securities laws.

    Accounting Systems. The Borrowers will keep (for itself and for its Subsidiaries on a consolidated basis) adequate records and books of account in accordance with Agreement Accounting Principles consistently applied (subject to year end adjustments), and each of the financial statements described herein shall be prepared from such records.

    Additional Guarantees. If at the end of any fiscal quarter the Borrowers and all of the Subsidiaries that are Guarantors do not have total revenue and total assets equal to both sixty percent (60%) of the consolidated total revenue and the total assets, respectively, of the Parent and all of its Subsidiaries on a consolidated basis, as shown by the reports required under Section 6.1(xi), the Borrowers upon the request of the Required Lenders will promptly (and in any event within thirty (30) days) cause Subsidiaries of the Parent to execute and deliver Guaranties of such Subsidiaries as the Required Lenders may reasonably request to attain each of said sixty percent (60%) levels and will cause such Persons to become Guarantors, all with appropriate supporting documentation as referenced above.

    Further Assurances in General. Upon the reasonable written request of the Administrative Agent or the Required Lenders, each Borrower at its expense shall, and shall cause each of its Subsidiaries to, promptly execute and deliver all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements of such Borrower or any of its Subsidiaries in the Loan Documents.

    Additional Legal Opinions. Within thirty (30) days from the Execution Date, the Borrowers shall deliver to the Administrative Agent favorable written legal opinions, in a form acceptable to the Administrative Agent, from counsel for Core Laboratories Sales N.V. and Core Laboratories Canada Ltd. addressed to the Administrative Agent, the Syndication Agent, the LC Issuers and the Lenders.

    Articles, Bylaws and Other Organizational Documents. Within thirty (30) days from the Execution Date (a) the Parent shall deliver or cause to be delivered a certificate of the secretary or an assistant secretary of the Parent certifying, inter alia, true and correct copies of the articles of incorporation and bylaws (or other similar charter documents) of the Parent, (b) the General Partner of the US Borrower shall deliver or cause to be delivered a certificate of the secretary or an assistant secretary of the General Partner certifying, inter alia, a true and correct copy of the limited partnership agreement of the US Borrower and all amendments thereto, and (c) each Guarantor shall deliver or cause to be delivered a certificate of the secretary or an assistant secretary of each such Guarantor certifying, inter alia, true and correct copies of the articles of incorporation and bylaws (or other similar charter documents) of such Person.

  NEGATIVE COVENANTS

  During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

    Indebtedness Restriction. Neither Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist, any Indebtedness other than:
(i)	Indebtedness of the Borrowers and the Guarantors under the Loan Documents;
(ii)	Indebtedness of the Borrowers or their Subsidiaries in respect of any Derivatives permitted by Section 7.6;
(iii)	[Intentionally Blank];
(iv)	Indebtedness existing on the Execution Date and described on Schedule 2;
(v)	Subject to the limitations of Section 7.4, unsecured Indebtedness owing to a Borrower by any of its Subsidiaries or owing by a Borrower to any of its Subsidiaries;
(vi)	Other Indebtedness of up to $5,000,000 (or its Equivalent Amount) outstanding at any one time and any guaranties thereof;
(vii)

    Other unsecured Indebtedness consisting of funded debt in the form of money market lines of credit or similar arrangements not to exceed $5,000,000 (or its Equivalent Amount) outstanding at any one time and any guaranties thereof;

(viii)

    Other unsecured Indebtedness (contingent or direct) not to exceed $5,000,000 (or its Equivalent Amount) outstanding at any one time in respect of letters of credit issued for the account of any of the Credit Parties in the conduct of their business in the ordinary course and any guaranties thereof;

(ix)

    Indebtedness in existence (but not incurred or created in connection with such acquisition) on the date on which a Person is acquired (after the Execution Date) by the Parent or any of its Subsidiaries and for which Indebtedness: (a) neither the Parent nor any of its other Subsidiaries has any obligation with respect to such Indebtedness, and (b) none of the Properties of the Parent or any of its other Subsidiaries is bound (and any extensions, renewals, modifications or refinancings thereof which do not increase the principal amount thereof or shorten the respective maturities thereof or increase the collateral therefor), not to exceed $10,000,000 outstanding at any one time; and

(x)

    obligations for current taxes, assessments, levies and other governmental charges and for taxes, assessments, levies and other governmental charges which are not yet due or are being contested in good faith by appropriate action or proceedings promptly initiated and diligently conducted, if such reserve as shall be required by Agreement Accounting Principles shall be made therefore

    Consolidation and Mergers. Neither Borrower will, nor will it permit any of its Subsidiaries to dissolve or consolidate with or merge into any Person or permit any Person to consolidate with or merge into it, except that: (i) any Subsidiary of the Parent may merge into or consolidate with any other Subsidiary of the Parent (provided that if either of such Subsidiaries is a Borrower, such Borrower shall be the surviving entity), (ii) any Subsidiary of the Parent (other than the US Borrower) may merge into or consolidate with the Parent (so long as the Parent is the surviving entity), and (iii) any Subsidiary may dissolve after transferring substantially all of its assets to the Parent or another Subsidiary provided in each case that immediately after giving effect and pro forma effect thereto, no event shall occur and be continuing which constitutes a Default, and provided, further however that if the transferor Subsidiary is a Credit Party, the transferee Subsidiary must be a Credit Party.

    Sales of Assets. Neither Borrower will, nor will it permit any of its Subsidiaries to (i) sell, transfer, assign or otherwise dispose of the capital stock of any Credit Party or (ii) sell, transfer, assign or otherwise dispose of any Property (except for sales or other dispositions of inventory and surplus or obsolete equipment in the ordinary course of business) in excess in the aggregate for all such sales, transfers, assignments, and dispositions during each fiscal year of $5,000,000 by the Borrowers and their Subsidiaries.

    Restricted Disbursements and Acquisitions. Neither Borrower will, nor will it permit any Subsidiary to, make any Restricted Disbursements (including without limitation, loans and advances to, and other Restricted Disbursements in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
(i)	Cash Equivalent Investments;
(ii)	Existing Restricted Disbursements in Subsidiaries and other Restricted Disbursements in existence on the date hereof and described in Schedule 1;
(iii)

    The repurchase of no more than twenty percent (20%) (including approximately 6.3% of shares purchased prior to the Execution Date) of the Parent's outstanding shares of common stock pursuant to the authorization by the Parent's shareholders on May 23, 2003, a copy of which authorization has been delivered to the Administrative Agent pursuant to Section 4.1(b) hereof or pursuant to any other similar authorization granted by the Parent's shareholders from time to time, provided, that after giving effect to each such repurchase the Available Aggregate Commitment is equal to or greater than $25,000,000 ("Eligible Share Repurchases");

(iv)

    Advances or extensions of credit on terms customary in the industry involved in the form of accounts receivable incurred, and investments, loans, and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(v)	Dividends paid by any direct or indirect Subsidiary of the Parent to the Parent or to any other direct or indirect Subsidiary of the Parent;
(vi)	Indebtedness between the Parent and its Subsidiaries to the extent permitted by Section 7.1;
(vii)	Restricted Disbursements in any Credit Party;
(viii)

    Acquisitions by the Parent or any of its Subsidiaries of capital stock or other equity interests in any other Person the consideration for which is: (a) common stock of the Parent or (b) cash of not more than $10,000,000 in any single transaction or $22,500,000 in the aggregate (in each case, including assumption of debt) in any twelve-month period; provided that no Default exists or would occur as a result of such acquisition;

(ix)

    Restricted Disbursements in or to non-Credit Party Subsidiaries of not more than $5,000,000 (or its Equivalent Amount in Dollars) in excess of the Restricted Disbursements or loans outstanding on the Execution Date outstanding in the aggregate at any one time; provided, that if any Person in which such Restricted Disbursement is made becomes a Credit Party, the actual amount of the dollar Restricted Disbursement in such Person shall no longer be considered a Restricted Disbursement under this Section 7.4(ix);

(x)

    Other Restricted Disbursements in capital stock of a Borrower in respect of pension plans, cash paid in connection with stock option programs, employee stock buybacks, and similar items not to exceed $1,000,000 per fiscal year of the Parent;

(xi)	Other Restricted Disbursements of not more than $1,000,000 in the aggregate per fiscal year of the Parent;
(xii)

    Restricted Disbursements acquired incidentally to and in conjunction with acquisitions of assets permitted by this Section 7.4; provided that such investments do not constitute more than five percent (5%) of the total consideration paid for such acquisition; and

(xiii)	Dividends payable solely in shares of capital stock of the payor of such Dividends or in options, warrants or rights to purchase shares of such capital stock.

    Liens. Neither Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to be created, assumed or incurred or to exist, any Lien upon any of such Person's Property, whether now owned or hereafter acquired, other than the following Liens ("Excepted Liens"):
(i)	Liens created pursuant to this Agreement or any other Loan Document;
(ii)

    Statutory Liens for taxes or other assessments that are not yet delinquent (or that, if delinquent, are being contested in good faith by appropriate proceedings and for which the Borrowers or their Subsidiaries have set aside on their books adequate reserves in accordance with Agreement Accounting Principles consistently applied);

(iii)

    Liens imposed by law which were incurred in the ordinary course of business, such as carrier's, warehousemen's and mechanics' liens, statutory landlord's liens and other similar liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of any Borrower or its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such Lien or procuring the release of the Property subject to such lien from arrest or detention;

(iv)

    Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation and Liens resulting from the operation of law to the extent that any such judgment or order imposing such a Lien does not otherwise constitute a Default;

(v)

    Liens on any Property which do not secure Indebtedness and do not in the aggregate materially detract from the value of such Property or materially impair the use thereof in the operation of the business of any Borrower or its Subsidiaries;

(vi)	Liens existing on the Execution Date and listed on Schedule 2, and any subsequent extensions or renewals thereof;
(vii)

    Liens on cash and Cash Equivalent Investments in an aggregate amount not to exceed $500,000 to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations;

(viii)

    Liens securing any purchase money Indebtedness or Capitalized Leases allowed under Section 7.1(vi) on the property or assets acquired in connection with the incurrence of such purchase money Indebtedness;

(ix)	Liens on Property of the Person acquired as contemplated under Section 7.1(ix) to secure Indebtedness permitted by Section 7.1(ix); and
(x)

    Liens upon any Property hereafter acquired by the Parent or any of its Subsidiaries to secure Indebtedness in existence on the date of such acquisition (but not incurred or created in connection with such acquisition), which indebtedness is assumed by such Person simultaneously with such acquisition, which Liens extend only to the Property so acquired and which is otherwise non-recourse to the Parent and its Subsidiaries.

    Derivatives. Neither Borrower will, nor will it permit any of its Subsidiaries to, enter into any Derivatives other than interest rate and foreign exchange Derivatives entered into for purposes of hedging bona fide interest and foreign exchange risk and not for speculation.

    Financial Covenants.

        Coverage Ratio. The Parent will not permit the ratio, determined as of the end of each of its fiscal quarters, for the then most recently ended four fiscal quarters of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Consolidated Interest Expense, to be less than 2.5 to 1.0 for any period of four consecutive fiscal quarters.

        Leverage Ratio. The Parent will not permit the ratio, determined as of the end of each of its fiscal quarters, for the then most-recently ended four fiscal quarters of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA to be greater than 2.5 to 1.0.

        Minimum Net Worth. The Parent will at all times maintain Consolidated Net Worth of not less than the sum of (i) ninety percent (90%) of Net Worth at June 30, 2003, plus (ii) fifty percent (50%) of quarterly Net Income for each fiscal quarter ending after the Execution Date (excluding any such fiscal quarter in which Net Income is a negative number) plus (iii) fifty percent (50%) of net proceeds of any equity offering or similar capital infusion, provided that for purposes of this Section 7.7.3, for any date on which a determination is made Consolidated Net Worth shall be deemed increased by (1) an amount not exceeding the lesser of (a) the amount by which Net Income of the Parent and its Subsidiaries on a consolidated basis after June 30, 2003 is reduced as a result of non-cash charges for goodwill impairment in accordance with Agreement Accounting Principles and (b) $25,000,000 and (2) by an amount not to exceed the lesser of (x) $60,000,000 and (y) the amount expended by the Parent and its Subsidiaries for Eligible Share Repurchases.

    Capital Expenditures. Neither Borrower will, nor will it permit any Subsidiary to, make Consolidated Capital Expenditures, in excess in the aggregate for all such expenditures of an amount equal to the sum of (a) $25,000,000 during any one fiscal year on a non-cumulative basis, plus (b) for each subsequent fiscal year after the first such fiscal year, ten percent (10%) of the aggregate limitation on such Consolidated Capital Expenditures as in effect under this Section 7.8 during the immediately preceding fiscal year.

    Affiliates. Neither Borrower will, nor will it permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arms-length transaction. No Credit Party will transfer assets or funds to any Affiliate or Subsidiary that is not a Credit Party except for value, as permitted under Sections 7.2 or 7.3 or as an investment permitted under Section 7.4.

    Restrictions on Subsidiaries. Neither Borrower will, nor will it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to any Credit Party, (b) make loans or advances to any Credit Party, or (c) transfer any of its Properties to any Borrower or (ii) the ability of any Borrower or any Subsidiary of such Borrower to create, incur, assume or suffer to exist any Lien upon its Property to secure the Obligations or to become a guarantor of the Obligations, other than prohibitions or restrictions existing under or by reason of: (a) this Agreement and the other Loan Documents; (b) applicable law; (c) Liens, prohibitions or restrictions permitted by Section 7.5 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the Property subject to such Liens; and (d) prohibitions or restrictions contained in any document or instrument governing the terms of the Indebtedness permitted by Section 7.1(ix).

  DEFAULTS

  The occurrence of any one or more of the following events shall constitute a Default:

    Any representation or warranty made or deemed made by or on behalf of a Borrower or any of its Subsidiaries to the Bank Group under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be Materially false on the date as of which made.

    Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation when due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other Obligation under any of the Loan Documents within five Business Days after the same becomes due.

    The breach by either Borrower of any of the terms or provisions of Article VII.

    The breach by either Borrower (other than a breach which constitutes a Default under another Section of this Article VIII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days of written notice thereof having been delivered to any Borrower by the Administrative Agent.

    Any Credit Party shall fail to perform any term, covenant or agreement contained in any Loan Document (other than a breach which constitutes a Default under another section of this Article VIII) and such failure shall not have been remedied within thirty (30) days of written notice thereof having been delivered to any Borrower by the Administrative Agent.

    Failure of a Borrower or any Material Subsidiary to pay when due any Material Indebtedness (other than any trade account subject to a bona fide dispute and as to which the trade creditor has neither filed a lawsuit nor caused a Lien to be placed upon any Property of such Borrower or Material Subsidiary); or the default by a Borrower or any Material Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of a Borrower or any Material Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment or required prepayment) prior to the stated maturity thereof; or a Borrower or any Material Subsidiary shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

    A Borrower or any Material Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 8.7 or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.8.

    Without the application, approval or consent of a Borrower or any Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for such Borrower or such Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 8.7(iv) shall be instituted against such Borrower or such Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of a Borrower or any Material Subsidiary which, when taken together with all other Property of such Borrower and such Material Subsidiary so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

    A Borrower or any Material Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $500,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would have a Material Adverse Effect, which judgment(s) or order(s), in the case of the foregoing clauses (i) and (ii), is/are not stayed on appeal or otherwise being appropriately contested in good faith.

    If (i) any Pension Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC (other than in connection with a termination under Section 4041(b) of ERISA) or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified a Borrower or any ERISA Affiliate that a Pension Plan may become a subject to any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Pension Plans, determined in accordance with Title IV of ERISA, shall exceed $5,000,000, (iv) a Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA, the penalty or excise tax provisions of the Code relating to employee benefit plans and/or other liability with respect to one or more Other Benefit Plans, (v) a Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) a Borrower or any ERISA Affiliate fails to make any contribution due, or payment to, any Pension Plan, Multiemployer Plan and/or Other Benefit Plan, or (vii) a Borrower or any ERISA Affiliate establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of a Borrower or any ERISA Affiliate thereunder, and any such event or events described in clauses (i) through (vii) above, either individually or together with any other such event or events, would have a Material Adverse Effect.

    Any Change in Control shall occur.

    A Borrower or any Material Subsidiary shall (i) be the subject of any proceeding or investigation pertaining to the release by such Borrower or such Material Subsidiary of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), would have a Material Adverse Effect.

    Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall give notice to such effect.

    The stock of the Parent is involuntarily delisted by the NYSE or other public exchange on which it is traded.

  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

    Acceleration.
(i)

    If any Default described in Section 8.7 or 8.8 occurs with respect to a Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive.

(ii)

    If, after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 8.7 or 8.8 with respect to the Borrowers) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

(iii)

    If any Default described in Section 8.7 or 8.8 occurs with respect to a Borrower, both Borrowers will become immediately obligated, without any further notice, act or demand, to deposit with the Administrative Agent in immediately available funds, an amount equal to the LC Obligations outstanding at such time, as security for the Borrowers' obligations in respect to such LC Obligations. If any other Default occurs, both Borrowers will become immediately obligated, upon written notice from the Administrative Agent, either LC Issuer, or the Required Lenders that the Administrative Agent, such LC Issuer, or the Required Lenders have accelerated or intend to accelerate the maturity of the Obligations pursuant to Section 9.1, to deposit with the Administrative Agent in immediately available funds, an amount equal to the LC Obligations outstanding at such time, as security for the Borrowers' obligations in respect to such LC Obligations. The Borrowers hereby grant to the Administrative Agent for the benefit of the LC Issuers and the Lenders a security interest in any such funds.

    Amendments. Subject to the provisions of this Section 9.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that except as specifically provided in Section 2.13, no such supplemental agreement shall, without the consent of all of the Lenders:
(i)

    Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(ii)	Reduce the percentage specified in the definition of Required Lenders.
(iii)

    Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or except as provided in Section 2.25 increase the amount of the Aggregate Commitment or of the Commitment of any Lender, or the commitment to issue Facility LCs, hereunder, or permit a Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 9.2.

    No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to either LC Issuer shall be effective without the written consent of such LC Issuer. The Administrative Agent may waive payment of any commitment letter delivered in connection with the transaction which is the subject to this Agreement without obtaining the consent of any other party to this Agreement.

    Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of a Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, LC Issuers and the Lenders until the Obligations have been paid in full.

  GENERAL PROVISIONS

    Survival of Representations. All representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents shall survive the making of the Credit Extensions herein contemplated.

    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent, the LC Issuers, and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof other than the fee letter described in Section 11.13 which shall survive and remain in full force and effect during the term of this Agreement.

    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of the provisions of Sections 10.6, 10.10 and 11.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on their own behalf and in their own name to the same extent as if it were a party to this Agreement.

    Expenses; Indemnification. The Borrowers shall reimburse the Administrative Agent and the Arrangers for any actual and reasonable out-of-pocket expenses (including reasonable attorneys' fees and time charges of outside attorneys for the Administrative Agent) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Borrowers also agree to reimburse the Administrative Agent, the Arrangers, the LC Issuers, the Swing Line Lender and the Lenders for any out-of-pocket expenses (including attorneys' fees and time charges of outside attorneys for the Administrative Agent, the Arrangers, the LC Issuers, the Swing Line Lender, and the Lenders) paid or incurred by the Administrative Agent, the Arrangers, any LC Issuer, the Swing Line Lender or any Lender in connection with the collection and enforcement of the Loan Documents.

            The Borrowers hereby further agree to indemnify the Administrative Agent, the Arrangers, each LC Issuer, the Swing Line Lender, and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, any LC Issuer, the Swing Line Lender, or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 10.6 shall survive the termination of this Agreement.

    Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

    Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuers, the Swing Line Lender and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arrangers, any LC Issuer, the Swing Line Lender nor any Lender shall have any fiduciary responsibilities to the Borrowers. Neither the Administrative Agent, the Arrangers, any LC Issuer nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers' business or operations. The Borrowers agree that neither the Administrative Agent, the Arrangers, any LC Issuer, the Swing Line Lender nor any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arrangers, any LC Issuer, the Swing Line Lender nor any Lender shall have any liability with respect to, and each of the Borrowers hereby waives, releases and agrees not to sue for, any special, indirect or consequential or punitive damages suffered by either Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

    Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates (which shall be bound by the confidentiality provisions of this Section 10.11), (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender or to a Transferee (which shall be bound by the confidentiality provisions of this Section 10.11), (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, to the extent that such legal proceedings relate to the transactions contemplated by the Loan Documents, (vi) permitted by Section 14.4 and (vii) to rating agencies if required by such agencies in connection with a rating relating to the Advances hereunder, provided that any disclosure made pursuant to the foregoing clauses (i) through (vii) shall be made in compliance with any applicable securities laws and the rules and regulations promulgated thereunder (including, without limitation, any rules or regulations promulgated by the SEC or any successor thereto). If the Administrative Agent or any Lender is compelled to disclose such confidential information in a proceeding requesting such disclosure, the Administrative Agent or such Lender shall seek to obtain assurance that such confidential treatment will be accorded such information; provided, however, that the Administrative Agent and such Lender shall have no liability for the failure to obtain such treatment. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

    Disclosure. The Borrowers and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and its Affiliates.

    No Oral Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES..

  THE ADMINISTRATIVE AGENT

    Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders and the LC Issuers as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders and each of the LC Issuers irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender and such LC Issuer with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender or any LC Issuer by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders and the LC Issuers with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' and LC Issuers' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders or any of the LC Issuers, (ii) is a "representative" of the Lenders and the LC Issuers within the meaning of the term "secured party" as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders and each of the LC Issuers hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender and each LC Issuer hereby waives.

    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders or the LC Issuers, or any obligation to the Lenders or the LC Issuers to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders, any Lender or any LC Issuer for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

    No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender and each LC Issuer; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or Unmatured Default; (v) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (vi) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (vii) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Borrowers' or any such guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders or the LC Issuers information that is not required to be furnished by the Borrowers to the Administrative Agent at such time, but is voluntarily furnished by the Borrowers to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

    Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and each of the LC Issuers. The Lenders and the LC Issuers hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or the LC Issuers, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and the LC Issuers and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

    Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders or the LC Issuers, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or any LC Issuer or between two or more of the Lenders or LC Issuers) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or any LC Issuer or between two or more of any of the Lenders or LC Issuers), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (x) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (y) any indemnification required pursuant to Section 3.6(viii) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders and the LC Issuers under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrowers referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders and the LC Issuers.

    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender or any and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrowers or any of its Subsidiaries in which the Borrowers or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

    Lender Credit Decision. Each Lender and each LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any other LC Issuer and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender and each LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any other LC Issuer and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the LC Issuers and the Borrowers, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers, the LC Issuers and the Lenders, a successor Administrative Agent, provided that, so long as no Default then exists and is continuing, the Borrowers shall have the right to consent to the successor Administrative Agent, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrowers, the LC Issuers and the Lenders, a successor Administrative Agent provided that, so long as no Default then exists and is continuing, the Borrowers shall have the right to consent to the successor Administrative Agent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of either Borrower, either LC Issuer or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders and the LC Issuers may perform all the duties of the Administrative Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender or LC Issuer and for all other purposes shall deal directly with the Lenders and the LC Issuers. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XI shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

    Administrative Agent and Arrangers Fees. The Borrowers agree to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees agreed to by the Borrowers, the Administrative Agent and the Arrangers pursuant to that certain letter agreement dated May 23, 2003, or as otherwise agreed from time to time.

    Delegation to Affiliates. The Borrowers, the LC Issuers and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles X and XI.

    Co-Agents, Syndication Agent, etc. Neither any of the Lenders identified in this Agreement as a "co-agent" nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 11.11.

  [Intentionally Blank]

  SETOFF; RATABLE PAYMENTS

    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if either Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of either Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due. Such Lender (or such Affiliate of a Lender) shall use reasonable commercial efforts to notify the Borrowers of the exercise of such setoff rights promptly after the exercise thereof, provided that the failure to give such notice shall not affect the validity of the exercise of such setoff rights.

    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.3, 3.5 or 3.6 and other than payments received by the Swing Line Lender pursuant to Section 2.5.4 and other than payments received by an LC issuer with respect to a Facility LC pursuant to Section 2.23.6) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Credit Parties and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Credit Parties shall not have the right to assign their rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 14.3, and (iii) any transfer by Participation must be made in compliance with Section 14.2. Any attempted assignment or transfer by any party not made in compliance with this Section 14.1 shall be null and void. The parties to this Agreement acknowledge that clause (ii) of this Section 14.1 relates only to absolute assignments and this Section 14.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 14.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 14.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

    Participations.

      Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

      Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.2 or of any other Loan Document.

      Benefit of Certain Provisions. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 13.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 13.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 13.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 13.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.3, 3.5 and 3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.3, 3.5 or 3.6 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrowers, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.6 to the same extent as if it were a Lender.

    Assignments.

      Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrowers, the Administrative Agent and the LC Issuers shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof or an Approved Fund; provided, however, that if a Default has occurred and is continuing, the consent of neither Borrower shall be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrowers and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated). The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

      [Intentionally Blank.]

      Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit C (a "Notice of Assignment"), together with any consents required by Section 14.3.1, and (ii) payment of a $4,000 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrowers, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 14.3.3, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

      Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Credit Extensions owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

    Dissemination of Information. The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrowers and any Subsidiaries, provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.6(v).

  NOTICES

    Notices. Except as otherwise permitted by Section 2.15 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrowers or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (ii) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (iii) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers in accordance with the provisions of this Section 15.1. Each such notice, request or other communication shall be effective (x) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (z) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

    Change of Address. The Borrowers, the Administrative Agent, any LC Issuer and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

  COUNTERPARTS

  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent, the LC Issuers and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

  CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAl

    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA, WITHOUT REGARD TO PRINCIPLES OF THE CONFLICTS OF LAW.

    CONSENT TO JURISDICTION. THE BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN HARRIS COUNTY, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF THE BORROWERS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER, THE SWING LINE LENDER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWERS IN THE COURTS OF ANY OTHER JURISDICTION.

    WAIVER OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT, EACH LC ISSUER, THE SWING LINE LENDER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

CORE LABORATORIES N.V., a Netherlands
limited liability company

BY: Core Laboratories International B.V., its sole
Managing Director
By:
Jacobus Schoten
Title:	Managing Director of Core Laboratories International B.V.
Address:	424 Herenbracht 1017 BZ Amsterdam The Netherlands Attention: General Counsel
Telephone:	( ) _________________________
Fax:	( ) _________________________

CORE LABORATORIES LP, a Delaware limited partnership,
BY:	Core Laboratories LLC, its General Partner
By:
Title:
Address:	6316 Windfern Houston, Texas 77049 Attention General Counsel
Telephone:	(713) 328-2101
Fax:	(713) 328-2151

Commitment:
$22,500,000

BANK ONE, NA,
Individually, as Administrative Agent, as Swing Line Lender and as an LC Issuer

By: ____________________________

Daniel A. Davis

Title: Director

1 Bank One Plaza

Chicago, Illinois 60670

Attention: Charlie C. Freel, Jr.
Bank One, NA
201 Saint Charles Avenue
New Orleans, LA 70170

Telephone: (504) 623-1638

FAX: (504) 623-6555

With a Copy to:

Underwriter - Energy & Utilities Bank One, NA 910 Travis St., 6th Floor Houston, TX 77002 FAX: (713) 751-3982

Commitment:
$22,500,000

BANK OF AMERICA, N.A.,
Individually, as Syndication Agent and as an LC Issuer

By:________________________________

Title: Senior Vice President
_____________________________
_____________________________

Attention: __________________________
Telephone: (713) 247-6447
FAX: (713) 247-7748

Commitment:
$15,000,000	COMERICA BANK - TEXAS, as a Lender By:________________________________ Title: Senior Vice President Attention: Mona M. Foch Telephone: (281) 243-1442 FAX: (713) 220-5650

Commitment:
$15,000,000

WELLS FARGO BANK TEXAS, NATIONAL ASSOCIATION, as a Lender

By:________________________________
Eric R. Hollingsworth
Title: Vice President
1000 Louisiana, 3rd Floor
Houston, Texas 77002

Attention: Tanya Ivie
Telephone: (303) 863-6102
FAX: (303) 863-2729

PRICING SCHEDULE

Consolidated Total Indebtedness/ Consolidated EBITDA	LIBOR +	ABR +	Commitment Fee
≥ 2.0x	150.0 bp	25.0 bp	35.0 bp
≥ 1.5x	125.0 bp	0 bp	30.0 bp
≥ 1.0x	100.0 bp	0 bp	25.0 bp
< 1.0x	87.5 bp	0 bp	20.0 bp

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Parent's Status as reflected in the then most recent financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable financials. If the Parent fails to deliver the financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

EXHIBITS

Exhibit A	-	Form of Opinion
Exhibit B	-	Compliance Certificate
Exhibit C	-	Assignment and Assumption Agreement
Exhibit D	-	[Intentionally Blank]
Exhibit E	-	Note
Exhibit F-1	-	Subsidiary Guaranty
Exhibit F-2	-	Parent Guaranty
Exhibit G	-	Subordination Agreement
Exhibit H	-	Contribution and Indemnity Agreement

SCHEDULES

Schedule 1	-	Subsidiaries and Other Restricted Disbursements
Schedule 2	-	Indebtedness and Liens
Schedule 3	-	Eurocurrency Payment Office
Schedule 4	-	Lending Installations
Schedule 5	-	Litigation and Contingent Obligations
Schedule 6	-	Letters of Credit Outstanding as of the Effective Date